SUPPLEMENT DATED SEPTEMBER 8, 2004 TO
                    REGISTERED FIXED ACCOUNT OPTION PROSPECTUS DATED MAY 3, 2004

The following information supplements, and to the extent inconsistent therewith, replaces the information in your contract prospectus. Please retain this supplement and keep it with the prospectus for future reference.

SUMMARY
The following paragraph is added to the section of the Prospectus entitled "Summary":

The Company may offer the Fixed Account Option with guaranteed rates that are declared on a calendar quarterly basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of the calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Fixed Account Option.

THE FIXED ACCOUNT OPTION
The following paragraph is added to the section of the Prospectus entitled "The Fixed Account Option."

The Company may offer the Fixed Account Option with guaranteed rates that are declared on a calendar quarterly basis and applied to all Purchase Payments for the remainder of the calendar quarter. At the end of the calendar quarter, the Company will declare a new guarantee rate that will be applied to all new Purchase Payments allocated to the Fixed Account Option for the following calendar quarter, as well as Purchase Payments that were previously applied to the Fixed Account Option.

TRANSFERS
The following paragraph replaces the fourth paragraph of the section of the Prospectus entitled "Transfers."

Amounts previously transferred from the Fixed Account Option to the Separate Account Options may not be transferred back to the Fixed Account Option or any Competing Fund for a period of at least three months from the date of the transfer. The Company may eliminate this restriction in circumstances where guaranteed interest rates on the Fixed Account Option are declared and credited on quarterly basis.

September 2004                                                  L-24406